Exhibit 2.4

Execution Version

AMENDMENT NO. 2
TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 to Agreement and Plan of Merger (this “Amendment”), dated as of February 2, 2015, is made by and among HEYCO Energy Group, Inc., a Delaware corporation (the “Sole Shareholder”), Harvey E. Yates Company, a New Mexico corporation (the “Company”), Matador Resources Company, a Texas corporation (“Parent”), and MRC Delaware Resources, LLC, a Texas limited liability company and direct wholly owned subsidiary of Parent (“MRC Delaware”).
WHEREAS, the Sole Shareholder, the Company and Parent have entered into that certain Agreement and Plan of Merger, dated as of January 19, 2015, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of January 26, 2015 (as amended, the “Merger Agreement”);
WHEREAS, pursuant to Section 13.1 of the Merger Agreement, the parties desire to amend the Merger Agreement in the manner set forth below; and
WHEREAS, all capitalized terms used herein without definition shall have the respective meanings given to them in the Merger Agreement;
NOW THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Each reference to “ten (10) Business Days” in (i) subsection (f) of the definition of “Excluded Assets” in Section 1.1, (ii) the last sentence of Section 8.3(b) and (iii) Exhibit A-1 is hereby amended and replaced with the phrase “fourteen (14) Business Days.”
2.Section 8.3(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:
“(a)    Wellbore Assignments. On or before February 13, 2015, the parties shall negotiate in good faith a mutually acceptable form of Wellbore Conveyance, Assignment and Bill of Sale to provide for the conveyance of certain interests in and to the non-operated wellbores listed on Company Disclosure Schedule 8.3 (provided, however, that, within fourteen (14) Business Days after the date hereof, the Sole Shareholder may supplement such schedule as mutually agreed by the parties) (as finally agreed by the parties, the “Excluded Wellbores”) to the Sole Shareholder or one of its designees at or prior to Closing. After such assignments are completed, the Excluded Wellbores shall be Excluded Assets for all purposes under this Agreement.”

3.The parties acknowledge that, except as specifically amended hereby, all terms and conditions of the Merger Agreement remain unchanged and that the Merger Agreement, as amended hereby, is in full force and effect and confirmed in all respects.
4.The following provisions of the Merger Agreement are hereby incorporated into and specifically made applicable to this Amendment (provided, that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Amendment):
Section 13.1    Amendment and Modification
Section 13.2    Severability
Section 13.6    Counterparts
Section 13.11    Governing Law

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed, all as of the date first written above.
SOLE SHAREHOLDER:
HEYCO ENERGY GROUP, INC.
By:    /s/ George M. Yates______________
Name:     George M. Yates
Title:     President
COMPANY:
HARVEY E. YATES COMPANY
By:    /s/ George M. Yates______________
Name:     George M. Yates
Title:     President

PARENT:
MATADOR RESOURCES COMPANY

By:     /s/ Joseph Wm. Foran____________
Name:     Joseph Wm. Foran

Title:	Chairman and Chief Executive Officer
MERGER SUBSIDIARY:
MRC DELAWARE RESOURCES, LLC
By:     /s/ Joseph Wm. Foran____________
Name:     Joseph Wm. Foran

Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO
AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER